EXHIBIT 23.1

                  CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Tag It Pacific, Inc. of our report dated April 9, 2007, relating to our audit of the consolidated statements of operations, stockholders' equity and convertible redeemable preferred stock and cash flows, and financial statement schedules of Tag-It Pacific, Inc. for the two years ended December 31, 2006, which appear in Tag-It Pacific, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2006.


/S/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
April 12, 2007